Exhibit 10.6
OPTION AGREEMENT

DATED:	As of August 1, 2004

PRODUCER:	Platinum Studios, LLC
Attention: Scott Mitchell Rosenberg
9744 Wilshire Blvd., Suite 210
Beverly Hills, CA 90212

OWNER:	Top Cow Productions, Inc.
Attention: Marc Silvestri or Matt Hawkins
10350 Santa Monica Boulevard, Suite 100
Los Angeles, CA 90025

    This document confirms the terms and conditions of the agreement  (the "Agreement") between Platinum Studios, LLC ("Producer") and Top Cow Productions, Inc. ("Owner") with respect to Producer's option to acquire certain rights in and to all  "Subject Properties"  (as defined below):

1.	DEFINITIONS: For the purposes of this Agreement:

        (a)           (i)                    A "Property" means a particular comic book, graphic novel, or comic-book series or miniseries (including any character, story, concept, or artwork or other element thereof and all copyrights, trademarks, and similar intellectual property rights therein or thereto and the right to exploit same) including, without limitation, all past, present, and future versions thereof (all to the extent owned or controlled by Owner in each instance).

            (ii)                    Not to limit the generality of the foregoing, any "Property" shall include, to the extent owned or controlled by Owner, all original parts and elements of that Property. Without limiting the foregoing, a Property includes, to the extent owned or controlled by Owner, the comic-book name, copyright, trademark, and logo of that Property; the name, likeness, and image of each and every character, human or otherwise, original to and appearing in that roperty; the name, likeness and image of any original noncharacter asset or entity appearing in that Property; the script, plot, and storyline of that Property; and all art (other than in advertising) appearing in that Property.

            (iii)                    A particular Property shall include any derivative publication having essentially the same title and characters as the Property in question that is similar in tone, setting, and characters. For example, without limitation, a miniseries or second series based on Owner's "The Darkness" property set in the same universe and time and with the same art approach would be part of that Property, but a "Medieval Darkness" or "Li’l Darkness" mini-series or spin-off would be a different Property.

(iv)                    Notwithstanding the foregoing or anything else to the contrary contained herein, a particular Property shall not be deemed to include any crossover issues, elements, or material, or any guest appearances by a character or element that is not a regular recurring part of that Property. Publications published or distributed by Owner that shall not be Properties, and characters or other elements from any publication of Owner that are not owned or controlled by Owner are sometimes referred to herein as "Excluded Material."

        (b)          An "AV Production" means a motion-picture, television, direct-to-video, or other audio-visual production.

        (c)          "Subject Properties" means all Properties owned or controlled by Owner, subject to paragraphs (a) and (c)(i) hereof and the other terms hereof.

        (i)             Notwithstanding anything to the contrary contained herein, the following Properties shall not be Subject Properties:

        (A)          Any Property that is the subject of an agreement with a third party (a "Committed Property") for development, production, or otherwise as an AV Production (as hereinafter defined) to the extent of such agreement, including, without limitation:  (1) the agreement with respect to animation and other rights in Owner's "Witchblade" Property between Owner and         (2) the agreement between Owner and Warner Bros. Television Production, a division of Time-Warner Entertainment Co., L.P., concerning Owner's "Witchblade" Property.

For avoidance of doubt, any rights to a Committed Property that are not subject to such a third-party agreement (including, without limitation, any holdback or future- negotiation provisions) concerning that Committed Property shall, but to such extent only, be a Subject Property; or

        (B)          Any Property for which Owner is prohibited from granting the rights otherwise to be granted hereunder, or for which Owner does not own or control such rights (provided, however, that if Owner jointly owns or controls a Property [beyond Owner having any approval, consent, or consultation right or a financial participation, which such rights or participation alone shall not be deemed Ownership or control by Owner], then Owner shall not grant any Production rights to a third party to the extent of Owner's Ownership or control without Producer's prior written consent); or

        (C)          Without limiting paragraph 1(c)(i)(B) above, any Property for which another person or entity owns or controls any or all of the AV Production rights (including, without limitation, Wanted, Freshmen, "Zero," and the proposed John Ridley project); provided, however, that if (and to the extent) Owner acquires AV Production rights in such an excluded Property, then such Property shall be deemed a Subject Property hereunder.

        (ii)           Without limiting any of the foregoing, "Subject Properties" shall not include any rights that are currently granted or licensed to Spacedog, Inc. or GDH or to be licensed to Vidiator Technology (US) Inc. or any other wireless rights licensee.

        (iii)          Notwithstanding anything to the contrary contained herein, if pursuant to any agreement with a creator or licensor of a Property, Owner is required to relinquish, to assign, or to terminate any AV Production rights, then, to the extent Producer shall have not entered into a bona fide agreement with a third party for such rights, such rights shall no longer be subject hereto as a Subject Property (but only to that extent).

        (d)          A "Production" means an AV Production based on a Subject Property. The first commercial-length motion-picture, television, or direct-to-video Production intended for release to general public is sometimes referred to herein as the "First Production" for the Subject Property in question. Without limitation, animatics, games, flash-animation clips, trailers, ads, shorts, student films, webisodes, hand-held-device productions, and "interstitials," do not qualify to be a First Production.

2.	OPTION:

    (a)          In consideration of the payment to Owner of 250,000(the "Advance"), the receipt of which Owner acknowledges, which shall be applicable against and recoupable from any and all other payments to Owner hereunder, Owner hereby grants to Producer during the Option Period (as defined below) the exclusive and irrevocable option for each and every Subject Property to purchase all of the Rights (as defined below) in and to such Subject Property on and subject to the terms and conditions herein contained (individually an "Option" and collectively "Options").

        (b)           (i)                    The Option for any Subject Property shall be effective only during the Option Period (as hereinafter defined) for that Subject Property. Each "Option Period" shall consist of the Initial Option Period (as defined below) plus, if applicable, the First Extended Period (as defined below), and, if also applicable, the Second Extended Period (as defined below).

        (ii)                    The "Initial Option Period" for each Subject Property shall commence as of the date hereof (or, in the case of a Property that becomes a Subject Property after the date hereof, upon the date such Property becomes a Subject Property) and shall continue until December 31,2007.

        (iii)                    If, prior to the expiration of the Initial Option Period, Owner has received payments pursuant to this Agreement in the amount of $350,000 or more (inclusive of the Advance), then the Initial Option Period shall be extended for an additional period of thirty (30) consecutive months (the "First Extended Period") to June 30, 2010. Notwithstanding the foregoing, if Owner has not received payments of $350,000 or more by the expiration of the Initial Option Period, Producer may extend the Option Period through the First Extended Period by payment to Owner before the expiration of the Initial Option Period of the difference of the amounts received by Owner hereunder and $350,000. Owner acknowledges the receipt from Producer of    $425,000 as of the date of Owner's execution hereof.

        (iv)                    If prior to the expiration of the First Extended Period, Owner has received payments of $700,000or more  (inclusive of the Advance) hereunder, then the First ExtendedPeriod shall extend for an additional twelve (12) consecutive month period  (the "Second Extended Period"). Notwithstanding the foregoing, if Owner has not received payment of $700,000 or more hereunder by the expiration of the First Extended Period, Producer may extend the option Period through the Second Extended Period by payment to Owner before the expiration of the First Extended Period of the difference between the amounts received by Owner hereunder and $700,000.

        (v)                    In addition, if Producer shall have entered into a development agreement approved by Owner for a Production for a particular Subject Property, then Producer shall have the right to extend the option Period as follows for only that Subject Property (but not for any other Subject Property) by written notice thereof to Owner. Accordingly, the Option Period for such Subject Property shall, pursuant to the immediately preceding sentence, continue until the earlier of (A) such time as Producer exercises the Option with respect to such Subject Property, if ever, and (B) the date twelve (12) months after the described in the first sentence of this paragraph (at least as it relates to such roperty) and [2] the termination of such development agreement (at least as it relates to such Property); provided such twelve (12) month period shall toll during all periods that such Subject Property is the subject of an option agreement with a third party approved by Owner.

        (c)          If Owner shall receive during the Option Period, directly or indirectly, any bona fide professional inquiry whatsoever  (whether in writing or otherwise) regarding the availability and/or exploitation of any AV Production rights to any part of a Subject Property, including, but not limited to, the inclusion or adaptation of the Subject Property, or of any part thereof, in or for any form of AV Production, then Owner shall immediately notify Producer in writing of such inquiry, providing full details thereof, including, without limitation(to the extent Owner knows same) the name, company, postal and email addresses and telephone and facsimile numbers of any person making such inquiry, together with a full account of such inquiry. If Owner fails to refer such an inquiry to Producer and then enters into an agreement with the inquirer within twelve (12) months from the expiration of Producer's rights related to the applicable Subject Property, Producer shall be irrevocably attached to the project, with fees and credit for Producer to be negotiated in good faith.

3.          OPTION EXERCISE: Prior to the expiration of the Option Period for a particular Subject Property, and not later than upon commencement of principal photography of a First Production for such Subject Property, Producer shall exercise the option with respect to such Subject Property by (a) written notice to Owner of such commencement of principal photography of such First Production and (b) as a condition precedent to the effectiveness of such exercise, payment to Owner of the amount designated as "Owner's Share" in paragraph 4(a)(i) hereof (which such condition shall be deemed satisfied if Producer shall have received in full the purchase price for the First Production of such Subject Property pursuant to an agreement approved by Owner).

4.           CONTINGENT COMPENSATION:

    (a)          Producer shall account for and pay to Owner the amounts of Adjusted Gross Revenues (as hereinafter defined), if any, designated as "Owner's Share" for each and every Production:

    (i)                    For the first One Million Six Hundred Thousand Dollars    ($1,600,000) of Adjusted Gross Revenue for a Production, Owner's Share shall equal fifty percent (50%) thereof and Producer's Share shall equal fifty percent (50%) thereof,

    (ii)                    For the next Two Million Dollars ($2,000,000) of Adjusted Gross Revenue for that Production, Owner's Share shall equal forty percent (40%) thereof and Producer's Share shall equal sixty percent (60%) thereof, and

    (iii)                    For any other Adjusted Gross Revenue for that Production, Owner's Share shall equal fifty percent (50%) thereof and Producer's Share shall equal fifty percent (50%)thereof.

    (b)          The payments described in paragraph 4(a) hereof shall apply to each Production based on a Subject Property.

    (c)          Owner shall be solely responsible for all payments to any third party creators, writers, or any other underlying rights holders claiming by or through Owner, if any.

    (d)          "Adjusted Gross Revenues" for a particular Production means  100% of Gross Revenues  (as defined below) less only (to be deducted on an off-the-top basis) any reasonable and out-of- pocket third-party agent, attorney, and manager costs (which such agent, attorney, and manager costs in the aggregate shall not exceed fifteen percent [15%] of Gross Revenues for that Production without Owner's consent [it being agreed that Owner shall consent to a larger amount for aggregate agent, attorney, and manager costs on any particular Production subject to Producer's guarantee that all aggregate agent, attorney, and manager costs for all Productions hereunder shall not exceed fifteen percent (15%) of all Gross Revenues]), and creative- artwork costs directly related to only such Production.

    (e)          "Gross Revenue" for a particular Production or Subject Property means any and all compensation actually received by or credited to Producer, Owner, Scott Mitchell Rosenberg ("Rosenberg"), Marc Silvestri ("Silvestri"), or Matt Hawkins ("Hawkins") or any Owner, subsidiary, affiliate, or agent of any of the foregoing related to or arising out of that Production or any other development hereunder of the Subject Property on which such Production is based or any other exploitation of the Rights hereunder   (all of which shall be aggregated and paid to Producer who shall then account for and pay to Owner hereunder in accordance with the terms hereof). Gross Revenues shall not include any amounts Owner, Silvestri, or Hawkins receives for any artwork, writing, or directing services, but shall include any settlements, awards, damages, or other nonsales amounts [except to the extent directly related to any derived for any services other than producing or consulting provided by Owner, Silvestri, or Hawkins]).

    (f)          Producer does not represent or warrant that there will be any Adjusted Gross Revenues from any Productions. Nothing herein shall be construed as vesting in Owner any right, title, or interest whatsoever in any Production or the gross receipts thereof, or any lien or charge thereon or assignment thereof.

    (g)          Owner's Shares of Adjusted Gross Revenues are and shall  at all times be Owner's separate property held in trust by Producer free and clear of any claims or encumbrances by any person or entity until paid to Owner.

5.          STATEMENTS AND PAYMENTS:

    (a)          Producer shall maintain true, accurate, and complete books of account and records relating to any exploitation of Subject Properties hereunder and any other exercise of Producer's rights hereunder and/or any other receipt of Gross Revenues.

    (b)          Within thirty (30) days of receiving any Gross Revenues (but not less frequently than by the date thirty [30] days after the end of each fiscal calendar quarter), Producer shall furnish to Owner full and accurate statements in sufficient detail to show all relevant information relating to Gross Revenues and Adjusted Gross Revenues. Such statements shall be submitted to the address shown page 1 hereof. Simultaneously with the submission of each quarterly statement, Producer shall pay any amounts due to Owner. All statements shall become final and binding if Owner does not object thereto in writing within thirty-six (36) months of receiving the applicable statement.

6.          THIRD-PARTY AGREEMENTS.  Producer shall not enter into any agreement with a third party with respect to any Rights or any Subject Property without Owner's approval thereof (which approval shall not be withheld or delayed unreasonably, and which shall take into account then-current industry standards for the type of exploitation contemplated by the proposed agreement). Notwithstanding anything to the contrary contained herein, Owner's right to approve third-party agreements shall extend to only to the parties involved and the material terms thereof.

Producer may request that Owner preapprove certain parties or terms (either individually or as a list), and Owner shall approve or disapprove the submitted parties and/or terms within a reasonable period of time. Owner shall also have the right to approve the specific provisions of any third-party agreement or related document to the extent necessary to avoid a conflict with any other agreement or document to which Owner is a party or with any applicable law, treaty, or regulation, and to ensure compliance with Owner's other approval rights hereunder and the other terms hereof.

7.	CREDIT:

    (a)          For each Production, Producer shall accord Owner the following credits (except to the extent Owner agrees otherwise in writing):

    (i)           Customary source material credit substantially as follows: "Based on the Top Cow Productions, Inc.[comic book, comic books, or graphic novel, as appropriate]" on screen, on a card to be shared with only any other source material (and, if shared, then in first position), in the main titles;

    (ii)           An "in association with" production credit for Owner on screen, in the main titles, shared, if at all, only with Producer's production credit and the production credit, if any, of any other person or entity approved by Owner;

    (iii)          An Executive Producer credit for Silvestri and a Co-Producer or Co-Executive Producer credit for Hawkins, each on screen, on a card to be shared only with other executive producer credits or Co-Producer or Co-Executive Producer credits, as applicable, in the main titles.

    (b)          Except as specifically set forth in the Agreement, all characteristics of Owner's credits shall be in Producer's sole good faith discretion, provided that the size of type and on-screen duration for the credits for Silvestri and Hawkins shall be no less than the size of type of any credit for Rosenberg or any other producer; and the size of type and on-screen duration of Owner's source-material credit shall be not less than the size of type and of not less of a duration than any writing or other source-material credits.

    (c)          Owner's credits under this paragraph 7shall appear in all paid ads, inserts, and packaging wherever the billing block appears or wherever any writer, Producer, Rosenberg, or any other producer receives credit. Producer shall contractually require all distributors or other licensees to comply with the credit provisions set forth herein. Neither the inadvertent failure by Producer, nor the failure by any third party, to accord credit in accordance with the provisions of the Agreement shall be deemed a breach of the Agreement; provided, however, that upon Producer's receipt of written notice from Owner setting forth in reasonable detail any failure to so accord credit, Producer shall cause such failure to be cured on a prospective basis. If Owner (through  Producer or otherwise) shall receive more favorable credit provisions from any third party for a particular Production, then the terms hereof shall be amended to include such more-favorable terms in Owner's favor for such Production.

8.	GRANT OF RIGHTS:

    (a)          Subject to Owner's "Reserved Rights"(as defined below), upon Producer's exercise of the option for a Subject Property as herein provided, if ever, Owner hereby grants to Producer, exclusively in perpetuity and throughout the universe, all right, title and interest in only that Subject Property, which includes but is not limited to the following:

    (i)                     all copyrights and trademarks (and extensions and renewals thereof) and the goodwill associated therewith in such Subject Property;

    (ii)                    all motion-picture rights in such Subject Property;

    (iii)                    all television rights (pay, free, film, tape, cable, live and otherwise) in such Subject Property;

    (iv)                    merchandising rights in such Subject Property; provided, however, that "Property-Based Merchandising" [as defined below] is excluded;

    (v)                    theme-park ride-naming and live-public- performance rights in such Subject Property;

    (i)  all customary reasonable ancillary, allied and incidental rights in such Subject Property. Such rights shall include, by way of further illustration, sequel rights, but in each event subject to Producer receiving the following applicable payment from the applicable studio, production company, or other entity: (A) At least one hundred percent (100%) of the producer fees and rights payments and other payments -- fixed and/or contingent-- payable for the immediately preceding theatrical Production for any derivative theatrical Production, with such proportionate increases as any other producer receives and calculated, where applicable, based on the budget of the derivative Production; or (B) Such fees and rights payments and other payments -- fixed and/or contingent -- approved by Owner for any other exploitation of Rights in any and all media and by any and all means now known or hereafter devised (other than exploitations of Owner's Reserved Rights).

(vii)  music and music-publishing rights, soundtrack-album and other soundtrack exploitation rights, promotional and advertising rights in such Subject Property; and

(viii)  the right to distribute, to transmit, to

exhibit, to broadcast and otherwise to exploit all works produced pursuant to the rights granted hereunder by means of any and all media and devices whether now known or hereafter devised, and in any and all markets whatsoever, as well as the right of Producer in its discretion to make any and all changes in, additions to, and deletions from the Subject Property to the extent required for any agreement with a third party hereunder.

(b)  All of the foregoing shall be sometimes collectively referred to herein as the "Rights." The Rights granted by Owner to Producer hereunder are in addition to -- and this Agreement shall in no way limit -- any right with respect to a Subject Property or the subject matter thereof that Producer may now or hereafter enjoy as a member of the general public.

(c)  Owner reserves the following rights (the "Reserved Rights") in and to each Subject Property, subject to the terms and conditions set forth below.

(i)                    Publishing Rights: Any and all publishing rights in and to such Subject Property (including, without limitation, the following rights), except, if Producer shall have exercised the Option for a particular Subject Property, Producer shall then have the right to publish excerpts from and summaries of such Subject Property, or any motion picture or other versions thereof based upon that Subject Property, for advertising and/or publicizing purposes only (not for sale or resale) of any work produced pursuant to the Rights and the right to publish souvenir booklets (for release only at those theaters exhibiting a Production based on that Subject Property and produced pursuant to the Rights granted hereunder) and "making-of-the-movie" and "coffee-table" type books relating to the Production, provided that no such publication shall contain excerpts or summaries taken from such Subject Property in excess of 7,500 words in the aggregate or ten percent (10%) of the text of the Subject Property in the aggregate, or ten percent (10%) of the illustrations from the Subject Property in the aggregate (whichever is less), but not to exceed fifteen (15) full comic- book pages or the equivalent for the Subject Property for any particular Production (and subject to Owner's right to approve any such publication). The foregoing limitation is not intended to and shall not preclude Producer's publication of advertising and/or publicity materials in installments, subject to the foregoing limitations. With respect to any "making-of-the-movie" type books, such book(s) shall be titled differently than the Subject Property (but such title may contain the title of the Subject Property such as "The Making of the Film"), and Owner's name will not appear on the cover, the title page of the spine thereof other than as part of the billing block or credit list, if any, for the underlying picture, but Owner shall be accorded such copyright and trademark notices as Owner designates, as well as an "appears courtesy of Top Cow Productions, Inc." credit in any such book or periodical:

(A)  Print Editions: The right to print, publish, sell, and otherwise distribute print editions of any Subject Property in comic-book, graphic-novel, or other book form, whether hardcover or softcover, and in magazines or other periodicals, whether in installments or otherwise, including, without limitation, in comic-book or comic-strip form, and on posters or trading cards or any other print format.

(B)  Recorded Readings: The right to publish, sell, and otherwise distribute recorded readings of any Subject Property in the form of audiocassettes, CDs, DVDs, or other audiodiscs or similar audio devices.

(C) Digital or other Electronically Read or Transmitted Editions: The right to publish the text and/or illustrations of any Subject Property (or text and/or illustrations based thereon [including, without limitation, novelizations or wallpapers]) in the form of, without limitation, CD-ROM, DVD, videocassette tape, or similar electronically or optically read devices, and by means of any electronic, digital, or other transmission on-demand or over the Internet or any other network or system or on or by cell phones or other handheld devices. Such editions may contain moving (but not fully animated) or nonmoving illustrations or effects and music and/or narration; but shall not be deemed AV Productions(animated or otherwise) (it being agreed that Owner's use of moving illustrations in any edition hereunder or of any flash or other web-site animation for promotional or advertising purposes shall not -- taking into account duration, quality, and extensiveness of the moving illustrations or animation -- conflict with Producer's rights hereunder).

(ii)  Property-Based Merchandising: Property-Based Merchandising rights are reserved to Owner throughout the universe and in perpetuity. "Property-Based Merchandising" shall mean any merchandising items, regardless of whether licensed or otherwise exploited by Owner (or Owner's successor[s], licensee[s] and/or assignee[s]), which are derived from and/or based upon a Subject Property; provided, however, that it is understood and agreed that Property-Based Merchandising rights do not include the right to use any "Picture Elements" (defined as any element that is unique to a Production), but do extend to any other reserved right. Owner shall consider in good faith any third-party reasonable proposal to allow such party to share in increases in Owner's merchandising revenues for a particular Subject Property if such proposal is part of an overall acquisition of AV Production rights to that Subject Property and if a game based on such Subject Property shall have not been released during the relevant time period for calculating such third party's share in increases in Owner's merchandising revenues for that Subject Property.

(iii)  Reserved Copyrights and Trademarks: To the extent of the other Reserved Rights hereunder, Owner reserves all copyrights in each Subject Property. Also to the extent of the other Reserved Rights hereunder, Owner reserves any trademark rights in each Subject Property in Owner's own name which shall be limited solely to trademark classes corresponding to the Reserved Rights.

(iv)                      Game Rights: Owner reserves all game rights

(handheld, interactive, internet, wireless, video, and otherwise) in and to each Subject Property. The Rights for a particular Subject Property may, nonetheless, if necessary to close an agreement for an AV Production for a particular Subject Property, include the right to produce and to exploit interactive games based on that AV Production (but not of the underlying Subject Property itself) subject to any pre-existing agreement for the game rights to that Subject Property (including, without limitation, Owner's current and/or planned agreements with Eido s Interactive, Union Entertainment, or any individual game company (or any successor thereto), and any successor or replacement agreements). In such instance, Owner shall be willing to be subject to reasonable and customary holdback periods governing Owner's exploitation of game rights to the Subject Property in question.

(d)  Owner shall have no right to utilize any elements from any work produced hereunder pursuant to the Rights or any new or changed material created by or for Producer in the exercise of the Reserved Rights or otherwise (but nothing contained herein shall in any way limit any rights Owner may now or hereafter enjoy as a member of the general public); provided that if Producer does not exercise the option for a particular Subject Property, Producer's use (if any) of such new or changed material shall be subject to Owner's rights therein and thereto). Notwithstanding the foregoing, but subject to any bona fide third-party agreements, any ideas, suggestions, or elements suggested, required, or added by Producer shall become Owner's property, which Owner shall be free to use without any obligation to Producer.

(e)  In connection with the exercise by Owner of any of the Reserved Rights hereunder, Owner shall have the right (notwithstanding anything to the contrary contained herein) to advertise and to publicize same in any and all media, now known or hereafter devised (including, without limitation, radio and television) throughout the universe.

9.             REACQUISITION:

    (a)                      If Producer exercises the Option for a Subject Property but does not commence principal photography of the First Production based thereon within three (3) years after the date of such exercise (which three-year period may be extended by Producer for an additional two [2] years by the payment to Owner of $100,000 at any time prior to the expiration of the initial three-year period), such rights, as well as any material developed by or for Producer in connection with the Property (and any and all rights in and to such material) shall automatically revert to and be assigned and transferred to Owner, subject to any third-party agreements or rights to such material (to the extent specifically and expressly approved by Owner)and also subject, if applicable, to a lien in Producer's favor (which lien shall be extinguished not later than the date Owner enters into a Production option, purchase, or license agreement with a third party with respect to the reverted Subject Property) for the following amounts:

(i)  An amount equal to all amounts paid to Owner therefor hereunder; and

(ii)  The actual direct out-of-pocket cost paid to

third parties of creating such material developed by or for Producer plus simple interest on only those costs at the "prime rate" of Bank of America or at Producer's standard interest rate, whichever is lower.

(b)            In the event of such a reacquisition by Owner, Producer shall remain attached to the reverted Subject Property in accordance with and subject to the terms hereof (including, without limitation, the applicable time periods specified in paragraph 2 hereof). The provisions of this paragraph 9(b) are not assignable by Producer.

10.    ANNOTATION: If a Subject Property is based in whole or in part on a true story, Owner shall annotate or cooperate with Producer in annotating the Subject Property following Producer's customary and reasonable annotation guidelines and deliver the annotation to Producer on a date to be reasonably designated by Producer.

11.  SECURITY INTEREST: Producer hereby grants to Owner a first- position security interest (subject only to prior existing liens as of the date hereof) in and to all rights licensed or granted hereunder to secure Owner's rights hereunder, including the right to receive income. Producer shall execute any documents Owner reasonably requires, including Mortgages of Copyright and UCC- 1 Financing Statements, to perfect Owner's security interest.

12.  VIDEO CASSETTE/DVD:      Owner shall be entitled to receive one (1) videocassette and one (1) DVD copy of each Production or other program produced hereunder at such time, if ever, as they become commercially available.

13.  PREMIERES: Silvestri and Hawkins and one guest apiece shall be invited to the first United States premiere of any Production.

14. TERMINATION:

(a)            Owner shall have the right to terminate the Option

Period and any rights granted hereunder that are not the subject of an agreement with a third party immediately upon notice to Producer, if Scott Rosenberg is no longer running the day-to-day affairs of Producer or otherwise is no longer affiliated with Producer.

(b)                      The Option Period and any rights granted hereunder that are not the subject of an agreement with a third party shall automatically and immediately terminate in the event (i) Producer is bankrupt, insolvent, or in receivership, reorganizes, or consents to the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy, or any action or proceeding under any bankruptcy or insolvency law is taken by, for, or against
Producer (other than a claim filed by Producer as a creditor), or (ii) Producer makes or attempts to make an assignment for the benefit of creditors or a composition with creditors.

15.             STANDARD TERMS AND CONDITIONS:    The balance of the terms of this Agreement consists of Producer's Standard Terms and Conditions ("Standard Terms and Conditions"), attached hereto and incorporated herein by reference.

If the foregoing accurately reflects the agreement between the parties, please so indicate by signing below.

AGREED AND ACCEPTED: PLATINUM STUDIOS, LLC

By: /s/ Scott Mitchell Rosenberg
Scott Mitchell Rosenberg

Its:

TOP COW PRODUCTIONS, INC.

By: /s/ Matt Hawkings
Matt Hawkins

Its: President

STANDARD TERMS AND CONDITIONS

Following are the Standard Terms and Conditions of the Agreement between Producer and Owner in connection with the Subject Property. All defined terms set forth in these Standard Terms and Conditions shall be deemed to be defined as set forth in the Agreement. In the event of any conflict between the Standard Terms and Conditions and the main Agreement, the provisions of the main Agreement shall control.

A.  RENTAL AND LENDING RIGHTS: To the extent required under any agreement with a third-party distributor, financier, studio, or production company, Owner hereby waives the benefit of any provision of law known as "droit moral" or moral rights of authors or any similar or analogous law or decision in any country of the world. Owner, on Owner's own behalf and on behalf of Owner's successors-in-interest, heirs, executors, administrators and assigns hereby assign to Producer in perpetuity all rental and lending rights under national laws

(whether implemented pursuant to the EC Rental and Lending Rights Directive or otherwise) to which Owner may now be or hereafter may become entitled therefrom. Owner agrees, on Owner's own behalf and on behalf of Owner's successors-in-interest, heirs, executors, administrators and assigns, not to institute, support, maintain or permit directly or indirectly any litigation or proceedings instituted or maintained on the ground that Producer's (or its designee's) exercise of the rights granted to Producer in the First Production in any way constitutes an infringement or violation of any such rental or lending right as aforesaid. Owner hereby acknowledges that the consideration to which Owner is entitled pursuant to this Agreement includes consideration for the assignment of rental and lending rights provided for in this paragraph and that the said consideration is an equitable and adequate part of the revenues derived or to be derived by Producer from the said rights.

B.  AUTOMATIC EXTENSION OF OPTION PERIOD: The Option Period for a particular Subject Property shall be extended automatically with respect to that Subject Property as follows and as applicable:

(1) Force Majeure: The Option Period shall be extended by a period of time equal to the period of time of any event of force maj eure which shall interrupt, delay or otherwise materially interfere with the development, pre-production or production of the First Production (including, without limitation, any strikes, walkouts, lockouts or other labor unrest in the entertainment industry) not to exceed six months, but only the Option Period for Productions directly affected by any such event.

(2) Unresolved Claims: Without limiting any other rights Producer may have hereunder, Owner agrees that if there is any claim, arbitration or litigation (collectively "Claim") alleging a material breach of Owner's representations and warranties with respect to the First Production of the Subject Property in question, and by reason of which Producer elects in its sole good-faith judgment to suspend development, pre-production and production activities in connection with that First Production, the Option Period for that Subject Property shall be extended for any period during which such Claim is outstanding (such suspension and extension shall not exceed six [6] months unless an action is commenced). At any time during the pendency of any such Claim, Producer may, in addition to all its other legal and equitable remedies, rescind this Agreement and, in such event and if Owner is actually in material breach hereof, Owner shall pay Producer any and all monies received from Producer in connection with the Subject Property. Each party's representations, warranties and resultant obligation to indemnify the other in the event of any breach hereof shall survive rescission of this Agreement.

Producer shall give Owner written confirmation of any such extension promptly after the commencement thereof.

C.  NO OBLIGATION TO USE:   Producer shall have no obligation

actually to exercise any of the rights granted to Producer hereunder, or to produce, or exploit a First Production, or to continue production, or exploitation, if commenced.

D.  BOOKS AND RECORDS; AUDIT RIGHTS:

Not more than once per year, Owner shall have the right, on not less than ten (10) business days' prior notice to examine and to audit all books of account and records in Producer's possession or under its control relating to this agreement (including any software or digital records). Such audits shall be conducted by an independent accounting firm at Producer's premises or where Producer keeps such books and records (provided such location shall be within the State of California). Owner shall not audit the same records more than once; provided, however, that an audit for one year may include an audit for any previous year for which no audit was conducted. Such audits shall be at Owner's cost and expense, except that if an audit establishes a deficiency of more than five percent (5%), all actual and reasonable costs and expenses of and incurred by Owner in connection with such audit shall be paid by Producer, along with the amount of the deficiency plus interest thereon.

Owner's exercise, in whole or in part, of its right to inspect or to audit records and accounts (or of any other right herein granted), the receipt or acceptance by Owner of any statement, payment, and/or report or the deposit by Owner of any payment from Producer shall be without prejudice to any other rights or remedies of Owner and, without limiting the foregoing, shall not stop or prevent Owner from thereafter disputing the completeness, accuracy, and/or correctness of any such statement, report, or payment at any time and, in the event that any inconsistencies or mistakes are discovered in any statements or payments, Producer shall immediately rectify same and make the appropriate payments in accordance with this Agreement's terms.

    Time is of the essence with respect to all payments to be made hereunder to Owner. If Producer fails to make payment when due of any monies owed hereunder, then, without limiting any of Owner's rights or remedies, Owner shall be entitled to interest on such overdue amount at a rate equal to seven percent (7%) per annum, or such lower rate as may be the maximum rate permitted under applicable law, during the period between the date the payment first becomes due and the date such amount is actually paid.

E. WARRANTIES: Owner represents and warrants as follows

(1)  Owner has not and will not enter into any commitment which will conflict materially in any way with any of Owner's contractual obligations under any of the provisions hereunder.

(2)  Owner has not done or omitted to do and will not do or omit to do any act or thing by license, grant or otherwise, which will (or probably will) impair or encumber materially any of the rights herein granted, or interfere with the full enjoyment of said rights.

(3) Except for any Excluded Material, Owner is the sole Owner of all rights herein granted and has full power and authority to grant said rights to Producer and Owner has not granted, encumbered, or otherwise disposed of in any manner to any person.

    (4)  Except for any Excluded Material, Owner has not exploited any Subject Property (or any version or adaptation thereof), as an AV Production anywhere throughout the world.

    (5)  Each Subject Property is or shall be original with Owner (or Owner's licensors or predecessors in interest) or in the public domain. To the best of Owner's knowledge, the Subject Properties do not and shall not violate the copyright or any other right of any third party; and are not presently the subject of any litigation or of any claim that is likely to give rise to litigation.

F.  INDEMNIFICATION/E&O: Owner agrees to indemnify Producer against and to hold Producer harmless from any damages, liability, losses, costs, expenses, obligations or claims (including reasonable outside attorneys' fees) (collectively "Claims") arising out of a breach of Owner's obligations, representations and warranties hereunder that are reduced to an adverse judgment or settlement with Owner's consent (not to be withheld or delayed unreasonably).

Producer agrees to defend and to indemnify Owner and to hold Owner harmless from any Claims arising with respect to (i) material added to the Subject Property by Producer or at

Producer's request and/or based on any information which is known to Producer which conflicts with Owner's annotation; and (ii) the development, production, exhibition, promotion, advertising, publicity, or exploitation of any Production (except to the extent arising out of the breach of Owner's obligations, representations, or warranties hereunder).

Owner shall be an additional insured on any errors & omissions/media perils insurance policy for each Production.

G.  REMEDIES: Owner's sole and exclusive remedy for any breach, termination or cancellation by Producer hereof or any term hereof (including any term pertaining to credit) shall be an action for damages and Owner irrevocably waives any right to rescission or equitable or injunctive relief.

H.  ASSIGNMENT: Each party hereto shall have the right to

assign this Agreement and all or any part of its rights hereunder, provided that no such assignments shall relieve such party of its obligations hereunder.

I.  NOTICES: Notices hereunder shall be in writing and shall be given by certified or express mail, courier, or personal delivery to the appropriate party, and the date of such personal delivery, or the date three (3) days after the date of such mailing or courier dispatch shall be the date of the giving of such notice.

All approvals hereunder may be given by email. A copy of all notices to Owner shall be sent concurrently to Law Offices of Harris M. Miller II, P.C., 8424A Santa Monica Boulevard, #127, West Hollywood, CA 90069-4267. Owner shall be copied on any document, instrument, draft, and/or correspondence Producer sends or receives concerning any Subject Property or Production.

J.  ADDITIONAL DOCUMENTS: Each party shall execute any customary documents and do any other acts consistent with the terms set forth herein as may be reasonably required by the other (or its or their assignees or licensees) to further evidence or to effectuate their rights as set forth in this Agreement. Upon either party's failure promptly to do so after reasonable notice and opportunity to review any such document, such party hereby appoints the other party hereto as such party's attorney-in-fact for such purposes (it being acknowledged that such appointment is irrevocable and coupled with interest) with full power of substitution and delegation. Each party shall promptly furnish the other party with a copy of any such document executed by such party hereunder. Upon exercise of the option with respect to any Subject Property and subject to all of the other terms hereof, Producer shall complete the form Short-Form Assignment attached hereto with respect to that Subject Property and Owner shall promptly execute it.

K.  CONFIDENTIALITY: Neither party will disclose any material provision of this Agreement to any third party unless reasonably necessary to do so. Additionally, Owner shall not issue publicity for any Production without Producer's prior consent, except that Owner may issue publicity which relates primarily to a Subject Property in which any Production and/or Producer and/or any personnel in connection therewith are mentioned incidentally, provided that such reference is not derogatory of any Production. Neither party shall disclose to any third party (except on a confidential basis to their business representatives) any proprietary information relating to any Production or to the other party (or their parent companies, subsidiaries and affiliates)(including, without limitation, the budget of any Production, the contents of any contingent compensation statement or the terms of any agreements pertaining to any Production), without prior written consent of the other.

L.  BREACH: Neither party shall be deemed in breach hereunder unless the party has received written notice setting for the alleged breach and then fails to cure the alleged breach within thirty (30) days of the date thereof(five [5] business days for any payment or accounting obligation).

MISCELLANEOUS: The Agreement, with the Standard Terms and Conditions, contains the full and complete understanding between the parties and supersede all prior agreements and understandings pertaining hereto and cannot be modified except by a writing signed by each party. This agreement is governed by the laws of the United States and of the State of California, and both parties consent to the jurisdiction of the state and federal courts residing in the County of Los Angeles to adjudicate any disputes with respect hereto. If any action or any other proceeding is brought for the enforcement of this agreement, or if a dispute arises under this agreement, the successful or prevailing party shall be entitled to recover actual and reasonable outside attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. Any party in whose favor a judgment has been entered shall also be entitled to recovery of its attorney's fees and costs in enforcing such judgme